INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Peapack-Gladstone Financial Corporation:

We consent to incorporation by reference in the Registration Statements No. 333-51187 and No. 333-53001 on Form S-8 of Peapack-Gladstone Financial Corporation of our report dated January 30, 2001, relating to the consolidated statements of condition of Peapack-Gladstone Financial Corporation and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report is incorporated by reference in the December 31, 2000 Annual Report on Form 10-K of Peapack-Gladstone Financial Corporation.

The consolidated 1999 statement of condition and the statements of income, changes in stockholders' equity, and cash flows of Peapack-Gladstone Financial Corporation for the years ended December 31, 1999 and 1998, have been restated to reflect the pooling-of-interests transaction with Chatham Savings Bank, FSB as described in Note 1 to the consolidated financial statements. We did not audit the 1998 statements of income, changes in stockholders' equity, and cash flows of Chatham Savings Bank, FSB, which statements reflect total net interest income constituting 14.5 percent, in 1998, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Chatham Savings Bank, FSB for the year ended December 31, 1998, is based solely on the report of the other auditors.

KPMG LLP

Short Hills, New Jersey
March 23, 2001


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